Exhibit 99.1

Glacier Bancorp, Inc. Announces Acquisition of First National Banks - West Co.

    KALISPELL, Mont., Nov. 22 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the signing of a definitive agreement to acquire First National Banks - West Co. in an all-cash transaction valued at $41 million. First National Banks - West Co. ("FNB") is a bank holding company for First National Bank - West, a commercial bank with approximately $240 million in assets with seven locations in western Wyoming, including Evanston (2), Kemmerer, Mountain View, Pinedale, Alpine and Afton. Glacier is a bank holding company with $3.0 billion in assets and 55 offices in Montana, Idaho, Utah and Washington.
    The boards of Glacier, FNB and First National Bank - West unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The combination of Glacier and FNB will further expand Glacier's focused community banking strategy into an attractive western Wyoming market, which is benefiting from significant energy development and strong growth in recreational building. It also augments Glacier's existing Idaho and northern Utah presence. FNB will benefit from additional lending capacity, while maintaining its autonomy and local decision-making authority. FNB will continue to operate under its current name with all employees and existing management retained.
    "This is a well run bank that is located in some very attractive markets," commented Mick Blodnick, Glacier's President and CEO. "We believe that George McKinley, Mike Seppala and their team have done a great job in growing the franchise and establishing FNB as one of Wyoming's strongest banks. This acquisition will give Glacier a leading presence in a market that is contiguous to both our existing northern Utah offices and our developing Idaho markets. We are very excited about adding these locations and employees to the Glacier family." Blodnick also noted that the transaction is expected to be immediately accretive to Glacier's earnings per share.
    George McKinley, FNB's Chairman and CEO, commented, "This transaction will allow our management team and employees to join a quality franchise, while providing our customers the same level of community bank service that they've come to expect. It's a win for shareholders, employees and, most importantly, the customers in the communities we serve."

    About Glacier Bancorp, Inc.
    Glacier Bancorp, Inc. is the parent company for seven community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d' Alene, with operations in Idaho, Utah and Washington. At September 30, 2004, Glacier Bancorp, Inc. had total assets of $3.0 billion, and capital of $263 million.

SOURCE  Glacier Bancorp, Inc.
    -0-                             11/22/2004
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
    (GBCI)

CO:  Glacier Bancorp, Inc.; First National Banks - West Co.
ST:  Montana
IN:  FIN
SU:  TNM